UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐	Soliciting Material Pursuant to §240.14a-12
Arlington Tankers Ltd.

 (Name of Registrant as Specified in its Charter)
Not Applicable.

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Arlington Tankers Ltd.

First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

Dear Shareholder:

You are cordially invited to attend our Annual General Meeting of Shareholders, which will be held on Thursday, July 17, 2008 at 10:00 a.m., Atlantic time, at the offices of Conyers Dill and Pearman, Clarendon House, 2 Church Street, Room 4B, Hamilton HM 11, Bermuda.

The attached proxy statement contains important information about the Annual General Meeting, the proposals we will consider and how you can vote your shares.

Your vote is very important to us. We encourage you to promptly complete, sign, date and return the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please submit your proxy regardless of whether you will attend the Annual General Meeting. This will help us ensure that your vote is represented at the Annual General Meeting. You may revoke your proxy at any time prior to the Annual General Meeting by following the procedures described in the enclosed proxy statement under the caption “Revocation of Proxy.”

On behalf of our Board of Directors and management, I extend our appreciation for your investment in Arlington Tankers. We look forward to seeing you at the Annual General Meeting.

Sincerely,

Michael K. Drayton
Chairman, Board of Directors

Arlington Tankers Ltd.

First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
Thursday, July 17, 2008

To Our Shareholders:

Arlington Tankers Ltd.’s 2008 Annual General Meeting of Shareholders will be held on Thursday, July 17, 2008 at 10:00 a.m., Atlantic time. The meeting will take place at the offices of Conyers Dill and Pearman, Clarendon House, 2 Church Street, Room 4B, Hamilton HM 11, Bermuda. At the Annual General Meeting, we will discuss and you will vote on the following proposals:

•	Proposal 1 — the election of one Class III Director to our Board of Directors to serve for a three-year term; and

•	Proposal 2 — the appointment of Moore Stephens P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the authorization of the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

Shareholders will also consider and act on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

These matters are more fully described in the enclosed proxy statement. We will also present at the Annual General Meeting of Shareholders the consolidated financial statements and independent auditor report for the fiscal year ended December 31, 2007, copies of which can be found in our Annual Report that accompanies this Notice.

Monday, April 21, 2008 is the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements. The share register will not be closed between the record date and the date of the Annual General Meeting.

Please promptly complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed envelope. We must receive your proxy no later than 11:59 p.m., Atlantic time, on July 14, 2008. You may revoke your proxy at any time before the Annual General Meeting by following the procedures described under the caption “Revocation of Proxy” on page 5 of the proxy statement.

You will be required to bring certain documents with you to be admitted to the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

By order of the Board of Directors.

Dawna Ferguson
Secretary

Hamilton, Bermuda
April 23, 2008

ARLINGTON TANKERS LTD.

First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

PROXY STATEMENT
For
ANNUAL GENERAL MEETING OF SHAREHOLDERS

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arlington Tankers Ltd., a Bermuda company (“Arlington Tankers” or the “Company”), for its Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held on Thursday, July 17, 2008 at 10:00 a.m., Atlantic time, at the offices of Conyers Dill and Pearman, Clarendon House, 2 Church Street, Room 4B, Hamilton HM 11, Bermuda and for any adjournments or postponements of the Annual General Meeting. These proxy materials were first mailed to shareholders on or about May 2, 2008.

You can find our Annual Report on Form 10-K for the year ended December 31, 2007 on the Internet at our website at http://www.arlingtontankers.com or through the Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov. You may also obtain a printed copy of our Form 10-K from us free of charge by sending a written request to: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

PURPOSE OF MEETING

As described in more detail in this proxy statement, Arlington Tankers’ shareholders will vote on the following proposals at the Annual General Meeting:

•	Proposal 1 — the election of one Class III Director to our Board to serve for a three-year term; and

•	Proposal 2 — the appointment of Moore Stephens P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

Shareholders will also consider and act on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

ATTENDING AND VOTING AT THE ANNUAL GENERAL MEETING

American Stock Transfer & Trust Company (“AST”) will serve as our proxy tabulator. AST will assist us to independently verify that you are an Arlington Tankers shareholder eligible to attend the Annual General Meeting, and whether you may vote in person at the Annual General Meeting. Therefore, it is very important that you follow the instructions below to gain entry to the Annual General Meeting.

Check-In Procedure for Attending the Annual General Meeting

Shareholders of Record.  If you are or will represent a shareholder of record (those shareholders whose names are listed in our share register), you should go to the “Shareholders of Record” check-in area at the Annual General Meeting. The documents you will need to provide to be admitted to the Annual General Meeting depend on whether you are a shareholder of record or you represent a shareholder of record.

Individuals.  If you are a shareholder of record holding shares in your own name, you must bring to the Annual General Meeting:

•	a form of government-issued identification (e.g., a passport). Trustees who are individuals and named as shareholders of record are in this category.

Individuals Representing a Shareholder of Record.  If you attend on behalf of a shareholder of record, whether such shareholder is an individual, corporation, trust or partnership you must bring to the Annual General Meeting:

•	a form of government-issued identification (e.g., a passport) AND either:

•	you must bring to the Annual General Meeting a letter from that shareholder of record authorizing you to attend the Annual General Meeting on their behalf OR

•	WE MUST HAVE RECEIVED AT OUR REGISTERED OFFICE BY 11:59 P.M., ATLANTIC TIME, ON JULY 14, 2008 a duly executed proxy card from the shareholder of record appointing you as proxy.

Beneficial Owners.  If your shares are held by a bank or broker (often referred to as “holding in street name”), you should go to the “Beneficial Owners” check-in area at the Annual General Meeting. Because you hold in street name, your name does not appear on our share register. The documents you will need to provide to be admitted to the Annual General Meeting depend on whether you are a beneficial owner or you represent a beneficial owner.

Individuals.  If you are a beneficial owner, you must bring to the Annual General Meeting:

•	a form of government-issued identification (e.g., a passport) AND either:

•	a proxy that you have obtained from your bank or broker OR

•	your most recent brokerage account statement or a recent letter from your bank or broker showing that you own Arlington Tankers shares.

Individuals Representing a Beneficial Owner.  If you attend on behalf of a beneficial owner, you must bring to the Annual General Meeting:

•	a letter from the beneficial owner authorizing you to represent its shares at the Annual General Meeting AND

•	the identification and documentation specified above for individuals.

Voting in Person at the Annual General Meeting

Shareholders of Record.  Shareholders of record may vote their shares in person at the Annual General Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to Arlington Tankers at the Annual General Meeting to vote in person. To receive ballots, you must bring with you the documents described below.

Individuals.  You will receive ballots at the check-in table when you present your identification. If you have already returned your proxy card to us and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy card will be automatically revoked.

Individuals Voting on Behalf of Another Individual.  If you will vote on behalf of another individual who is a shareholder of record, WE MUST HAVE RECEIVED AT OUR REGISTERED OFFICE BY 11:59 P.M., ATLANTIC TIME, ON JULY 14, 2008 a duly executed proxy card from such individual shareholder of record appointing you as his or her proxy. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.

Individuals Voting on Behalf of a Legal Entity.  If you represent a shareholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive the ballots depend on whether you are representing a corporation, trust, partnership or other legal entity.

•	If you represent a corporation, you must:

•	bring to the Annual General Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote its shares on its behalf OR

•	WE MUST HAVE RECEIVED AT OUR REGISTERED OFFICE BY 11:59 P.M., ATLANTIC TIME, ON JULY 14, 2008 a duly executed proxy card from the corporation appointing you as its proxy.

•	If you represent a trust, partnership or other legal entity, WE MUST HAVE RECEIVED AT OUR REGISTERED OFFICE BY 11:59 P.M., ATLANTIC TIME, ON JULY 14, 2008 a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity.

Beneficial Owners.  If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. Under Bermuda law, because your name does not appear on our share register, you will not be able to vote in person at the Annual General Meeting unless you request a proxy from your bank or broker and bring it with you to the Annual General Meeting.

Individuals.  As an individual, the proxy will have your name on it. You must present the proxy at check-in at the Annual General Meeting to receive your ballots.

Individuals Voting on Behalf of a Beneficial Owner.  Because the proxy will not have your name on it, to receive your ballots you must:

•	present the proxy at check-in at the Annual General Meeting AND

•	bring to the Annual General Meeting a letter from the person or entity named on the proxy that authorizes you to vote its shares at the Annual General Meeting.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda; 441-292-4456. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Submitting a Shareholder Proposal

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2009 Annual General Meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for the 2009 annual meeting of shareholders at our principal corporate offices in Hamilton, Bermuda as set forth below no later than January 2, 2009.

Our bye-laws require that Arlington Tankers be given advance written notice of nominees proposed by a shareholder for the election of directors or other matters which shareholders wish to present for action at an annual general meeting. The Secretary must receive such notice at the address noted below not less than 90 days nor more than 120 days prior to the anniversary of the last annual general meeting, provided, however, that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure was made. Assuming that the 2009 annual meeting is within 30 days from the anniversary date of the 2008 annual meeting, appropriate notice would need to be provided to Arlington Tankers at the address noted below no earlier than March 19, 2009, and no later than April 20, 2009. If a shareholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the proxies designated by Arlington’s Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting.

The Company’s bye-laws also specify requirements relating to the content of the notice which shareholders must provide to the Secretary of the Company for any matter, including a shareholder nomination for director, to be properly presented at a meeting. A copy of the full text of our bye-laws is on file with the Securities and Exchange Commission, or SEC. Any proposals, nominations or notices should be sent to: Dawna Ferguson, Secretary c/o Investor Relations, Arlington Tankers Ltd. First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

APPOINTMENT OF PROXY

General

Shareholders of Record.  We encourage you to appoint a proxy to vote on your behalf by promptly submitting the enclosed proxy card, which is solicited by our Board and which, when properly completed, signed, dated and returned to us, will ensure that your shares are voted as you direct. We strongly encourage you to return your completed proxy to us regardless of whether you will attend the Annual General Meeting to ensure that your vote is represented at the Annual General Meeting.

PLEASE RETURN YOUR PROXY CARD TO AST IN THE ACCOMPANYING ENVELOPE NO LATER THAN 11:59 P.M., ATLANTIC TIME, ON JULY 14, 2008. IF WE DO NOT RECEIVE YOUR PROXY CARD BY THIS TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL GENERAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The persons named in the proxy card have been designated as proxies by our Board. The designated proxies are officers or directors of Arlington Tankers. They will vote as directed by the completed proxy card.

Shareholders of record may appoint another person to attend the Annual General Meeting and vote on their behalf by crossing out the Board-designated proxies, inserting such other person’s name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the Annual General Meeting, AST will verify such person’s authorization to vote on your behalf by reference to your proxy card.

If you wish to change your vote, you may do so by revoking your proxy before the Annual General Meeting. Please see “Revocation of Proxy” below for more information.

Beneficial Owners.  If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. You should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. As described above, you may also request a legal proxy from your bank or broker to vote in person at the Annual General Meeting.

Appointment of Proxies by Telephone or the Internet

If you are a shareholder of record, you may not appoint your proxy by telephone, or electronically through the Internet. If you are a beneficial owner, please check your voter instruction card or contact your bank or broker to determine whether you will be able to inform your bank or broker by telephone or the Internet how to vote on your behalf.

Voting by the Designated Proxies

The persons who are the designated proxies will vote as you direct in your proxy card or voter instruction card. Please note that proxy cards returned without voting directions, and without specifying a proxy to attend the Annual General Meeting and vote on your behalf, will be voted by the proxies designated by our Board in accordance with the recommendations of our Board. Our Board recommends:

•	a vote FOR the nominee for Class III Director to serve for a three-year term (Proposal 1); AND

•	a vote FOR the appointment of Moore Stephens P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees (Proposal 2);

If any other matter properly comes before the Annual General Meeting, your proxies will vote on that matter in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual General Meeting by:

•	sending us a written notice of revocation prior to the Annual General Meeting;

•	attending the Annual General Meeting and voting in person; OR

•	ensuring that we receive from you AT OUR REGISTERED OFFICE BY 11:59 P.M., ATLANTIC TIME, ON JULY 14, 2008 a new proxy card with a later date.

Any written notice of revocation must be sent to our registered office to the attention of Dawna Ferguson, Secretary, Arlington Tankers Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or by facsimile to (441) 298-7800.

APPROVAL OF PROPOSALS AND SOLICITATION

Each shareholder who owned our common shares on April 21, 2008, the record date for the determination of shareholders entitled to vote at the Annual General Meeting, is entitled to one vote for each common share. On April 21, 2008, we had 15,500,000 common shares issued and outstanding that were held by 47 record holders.

Quorum

Under our bye-laws, the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares. Holders of our common shares are the only shareholders entitled to vote at the Annual General Meeting. Shares represented by proxies that are marked “abstain” or “withhold” on any matter will be counted as shares present for purposes of determining the presence of a quorum. Common shares that are represented by broker non-votes will also be counted as shares present for purposes of determining the presence of a quorum.

If the persons present or represented by proxies at the Annual General Meeting constitute the holders of 50% or less of the paid-up share capital entitled to vote as of the record date, we will adjourn the Annual General Meeting to a later date.

Approval of Proposals

For Proposal 1, election of the Class III Director, and Proposal 2, appointment of our independent registered public accounting firm, the affirmative vote of at least a majority of the votes cast on such proposal is required to approve each proposal. Any other proposal that properly comes before the Annual General Meeting must be approved by the affirmative vote of at least a majority of the votes cast, or such other majority as is set forth in the Company’s bye-laws or the Companies Act 1981 of Bermuda. In addition, common shares represented at the Annual General Meeting whose votes are withheld on any matter will not be counted as a vote cast. An abstention will not be counted as a vote cast. A broker non-vote will also not be counted as a vote cast. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal and has not received voting instructions from the beneficial owner for that proposal.

All votes will be tabulated by AST, the proxy tabulator appointed for the Annual General Meeting. AST will separately tabulate affirmative and negative votes, abstentions or withheld votes and broker non-votes.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.

In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone, telegram and other means by our directors, officers and/or employees.

CORPORATE GOVERNANCE

Board Composition and Independence

Our Board consists of three directors and is divided into three classes that are of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Stephen O. Jaeger is our Class III director; his term expires in 2008. Dr. E. Grant Gibbons is our Class II director; his term expires in 2009. Michael K. Drayton is our non-executive Chairman and our Class I director; his term expires in 2010.

Our Board is composed entirely of independent directors. Under current New York Stock Exchange, or NYSE, rules, a director of Arlington Tankers only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with Arlington Tankers. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he is independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) he:

(i) is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

(ii) serves as an officer, director or trustee of a tax exempt organization, unless the Company’s discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. (The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

In addition, ownership of a significant amount of the Company’s shares, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.

Our Board has determined that each of Messrs. Drayton and Jaeger and Dr. Gibbons is independent.

Board Meetings and Committees

The Board normally has five regularly scheduled meetings per year and committee meetings are normally held in conjunction with Board meetings. Our Board met 11 times in 2007. All directors attended at least 75% of the combined Board and committee meetings on which they served during the last fiscal year. We encourage our directors to attend annual general meetings of shareholders. Messrs. Gibbons and Jaeger attended the 2007 Annual General Meeting.

Our Board of Directors has appointed Michael K. Drayton, as the non-executive Chairman of our Board of Directors to, among other responsibilities, preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange.

Our bye-laws give our Board the authority to delegate its powers to committees appointed by the Board. All of our committees are composed solely of directors. Our committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our bye-laws and the terms of their respective committee charters.

Our Board of Directors has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on our website: www.arlingtontankers.com. You may also obtain a printed copy of any of our committee charters from us free of charge by sending a written request to: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement. Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee.  Our Audit Committee assists the Board in fulfilling its responsibility for oversight of (i) the quality and integrity of our financial statements and reports; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of our independent auditor and our corporate accounting and financial reporting. Please see the Audit Committee Report included in this proxy statement for information about our 2007 fiscal year audit. The Audit Committee met 9 times in 2007. The members of our Audit Committee are Mr. Jaeger (chairman), Mr. Drayton and Dr. Gibbons. Each of the members of the Audit Committee is independent under the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Board has determined that Mr. Jaeger qualifies as an audit committee financial expert as defined in Item 407 of Regulation S-K. In accordance with our Audit Committee charter, no committee member may simultaneously serve on the audit committee of more than two other public companies without the prior approval of the Board.

Compensation Committee.  Our Compensation Committee oversees the discharge of the responsibilities of the Board relating to compensation of the Company’s executive officers. The Committee (i) annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation; (ii) evaluates and sets the compensation of our Chief Executive Officer; (iii) makes recommendations regarding the salaries and bonuses of our other executive officers, if any, and the compensation of our directors; (iv) oversees the evaluation of management by the Board of Directors; and (v) reviews and discusses with management our Compensation Discussion and Analysis, which is included in this proxy statement. The current members of the Compensation Committee are Mr. Jaeger (chairman), Mr. Drayton and Dr. Gibbons. Our Compensation Committee was established in November 2005 and met three times during fiscal 2007.

Nomination and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is responsible for (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board; (ii) recommending to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders; (iii) developing and recommending to the Board a set of corporate governance principles; and (iv) overseeing the evaluation of the Board. The current members of the Nominating and Corporate Governance Committee are Messrs. Drayton and Jaeger and Dr. Gibbons. Our Nominating and Corporate Governance Committee was established in November 2005 and met once during fiscal 2007.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, an absence of conflicts of interest and the candidate’s ability to act in the interests of all shareholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Corporate Governance Guidelines are available on our website www.arlingtontankers.com. You may also obtain a printed copy of our Corporate Governance Guidelines from us free of charge by sending a written request to: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common shares for at least a year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Secretary, Arlington Tankers Ltd. First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy card for the next annual general meeting.

Shareholders also have the right under the Company’s bye-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures described under the heading “Attending and Voting at the Annual General Meeting — Submitting a Shareholder Proposal,” above.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other non-management directors as he considers appropriate. Communications will be forwarded to all non-management directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which Arlington Tankers tends to receive repetitive or duplicative communications. Shareholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Arlington Tankers Ltd. First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that sets forth our commitment to ethical business practices. Our code of ethics applies to employees, directors and officers, including our President, Chief Executive Officer and Chief Financial Officer, or persons performing similar functions. Our code of ethics is available on our website, www.arlingtontankers.com. We intend to post amendments to and waivers of our code of ethics on our website. You may also obtain a printed copy of our code of business conduct and ethics from us free of charge by sending a written request to: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

Policies and Procedures for Related Party Transactions

Our Board reviews all related person transactions on an ongoing basis and all such transactions are approved in advance by our Board. A related person transaction, as defined in Item 404(a) of Regulation S-K is any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest. We do not currently maintain a written policy regarding related party transactions.

INFORMATION ABOUT EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview of Our Compensation Program

This compensation discussion primarily focuses on the information for the year ended December 31, 2007, but we also describe compensation actions taken before or after the last completed year to the extent it enhances the understanding of our executive compensation disclosure. This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers for 2007, and also discusses the compensation programs we have implemented for our current executive officer for 2008.

Our “named executive officers” for 2007 are Mr. Edward Terino and Mr. Arthur Regan. Mr. Regan served as our President and Co-Chief Executive Officer until August 2007. Mr. Terino was our Co-Chief Executive Officer and Chief Financial Officer until Mr. Regan’s resignation. Subsequent to Mr. Regan’s resignation, Mr. Terino became our sole Chief Executive Officer, interim President and Chief Financial Officer. On January 25, 2008, Mr. Terino was appointed as our Chief Executive Officer, President and Chief Financial Officer.

The compensation committee of our board of directors, which we refer to in this section as the Committee, oversees our executive compensation program. In this role, the Committee reviews and approves all compensation decisions relating to our executive officers. The Committee acts pursuant to a charter that has been approved by our board of directors.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategy and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking performance-based incentives to the achievement of measurable corporate performance goals; and

•	align our executive officers’ incentives with the creation of shareholder value

To achieve these objectives, the Committee evaluates our executive compensation program with the goal of setting total compensation at levels the Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In addition, our executive compensation program seeks to tie each executive officer’s bonus, which has the potential to be a substantial portion of each executive officer’s overall compensation, to key strategic, financial and operational goals. Given our dividend policy, the Committee believes that the most important of these goals is generating stable and generally predictable cash flow. Because the charters of two of our eight vessels have fixed terms that expire in 2008, and four vessels have terms that expire in 2009, unless extension options are exercised, the Committee ties a substantial portion of our executive officers’ bonus to extending our currently predictable cash flow beyond 2008.

In making compensation decisions, the Committee considers our overall executive compensation program in the context of those offered by a peer group of publicly traded companies in the maritime transportation industry identified by the Committee. This peer group, which is periodically reviewed and updated by the Committee, consists of companies the Committee believes are generally comparable to our company and against which the Committee believes we compete for executive talent. The companies included in this peer group are: Diana Shipping Inc., Double Hull Tankers, Inc., Eagle Bulk Shipping Inc., Omega Navigation Enterprises Inc., Quintana Maritime Limited, and Nordic American Tanker Shipping Limited.

We compete with many other companies for executive personnel. Accordingly, the Committee has concluded that the total compensation potential for our executive officers should generally exceed the median of total compensation available to similarly situated executives of the companies in the peer group. The

Committee also weighs the experience level of the individual and market factors when setting compensation levels. However, the primary driver of our compensation philosophy is incentivizing our executive officers to extend our currently predictable cash flow beyond the expiration of six of our eight current charters, which will occur at various dates in 2008 and 2009.

Components of our Executive Compensation Program

The primary elements of the executive compensation program in 2007 were:

•	base salary;

•	cash incentive bonuses;

•	insurance, 401(k) and other employee benefits; and

•	severance and change-of-control benefits.

Our overall executive compensation philosophy aims to make a substantial portion of our executive officers’ compensation performance-based. Base salary for our executive officers is expected to increase annually in line with overall inflation and, therefore, may be lower than base salaries in our peer group for executives in similar positions. However, the Committee intends for the total compensation potential for our executive officers to exceed the median of our peer group. Consequently, a significantly higher percentage of our executive officers’ total compensation is tied to the successful completion of strategic transactions that will enable us to maintain our ability to pay cash dividends at or above current levels beyond the expiration of six of our eight current charters at various dates in 2008 and 2009.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our executive officers. When establishing base salary at the time of an executive officer’s initial employment, the Committee considered compensation data in the peer group, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility, our ability to replace the individual, the base salary of the individual at his or her prior employment and the number of well qualified candidates to assume the individual’s role.

Base salaries are reviewed at least annually by our Committee, and are adjusted from time to time to reflect overall changes in inflation and any change in an executive officer’s duties. Accordingly, the Committee initially set Mr. Regan’s base salary for 2007 at $246,750, compared to $235,000 in 2006, and the Committee initially set Mr. Terino’s base salary for 2007 at $231,000, compared to $220,000 in 2006. In August 2007, following Mr. Regan’s resignation as an executive officer, the Committee increased Mr. Terino’s base salary to $246,750. In January 2008, the Committee set Mr. Terino’s base salary for 2008 at $300,000 to reflect, among other things, Mr. Terino’s role as our sole Chief Executive Officer, President and Chief Financial Officer.

Cash Incentive Bonuses

Each year, the Committee reviews the appropriateness of approving a bonus or bonus plan for our executive officers. In 2006, 2007 and 2008, the Committee approved bonus plans for those years that were intended to compensate our executive officers for the achievement of specific strategic, operational and financial goals. Those bonus plans are described in further detail below.

2006 Bonus Plan

In October 2006, the Committee approved our 2006 Bonus Plan, which provided for cash incentive bonuses for our executive officers upon the achievement of specified performance metrics. The performance metrics under the 2006 Bonus Plan were as follows:

•	If the total amount of general and administrative expenses did not exceed the 2006 budget for those expenses, each of our executive officers was eligible to receive a maximum lump sum payment of $40,000.

•	If we added at least $0.25 per share to the dividends declared with respect to our earnings for 2006 that were directly allocable to the purchase of two Product tankers that occurred in January 2006, each of our executive officers was eligible to receive a lump sum payment of $80,000.

•	If we declared dividends with respect to our earnings for our 2006 fiscal year that exceeded an aggregate of $2.30 per common share, each of our executive officers was eligible to receive an equity-based award of $80,000 that would entitle the executive officers to cash payments payable on the dates and in accordance with a formula set forth in our 2006 Bonus Plan. Pursuant to the 2006 Bonus Plan, these payments would be based on a reference number of common shares calculated by dividing $80,000 by the average daily closing price per common share on the New York Stock Exchange during 2006. Based on such calculation, the reference number of shares under the 2006 Bonus Plan was 3,537. The payments to be made to each executive officer with respect to this award are (1) for each dividend to be paid with respect to our earnings for our 2007 and 2008 fiscal years, an amount equal to the per share dividend paid on each applicable dividend payment date, multiplied by the reference number of common shares, so long as the executive officer remains employed with the company on such dividend payment date and (2) on the date that we first declare a dividend in 2009, a lump sum cash payment equal to the average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to such dividend declaration date, multiplied by the reference number of common shares, so long as the executive officer remains employed with the company on such declaration date.

The 2006 Bonus Plan provided that the Committee could adjust general and administrative costs to exclude certain items, including but not limited to merger and acquisition costs. The Committee did adjust general and administrative costs by approximately $300,000 in 2006 to exclude the merger and acquisition costs related to the purchase of two Product tankers for purposes of determining the bonuses under the 2006 Bonus Plan.

Because each of the three performance metrics was met, Messrs. Terino and Regan each received a cash payment of $120,000 at the beginning of 2007. This payment consisted of (1) the $40,000 payment relating to the achievement of the general and administrative expense performance metric described above and (2) the $80,000 payment relating to the addition of $0.25 per share to the dividends declared with respect to our 2006 earnings that was directly allocable to the purchase of the two Product tankers in January 2006. In addition, Messrs. Terino and Regan became eligible to receive the payments based on the $80,000, or 3,537 reference share, equity-based award. For 2007, the aggregate amount paid to Mr. Terino with respect to this equity-based award was $8,206 and the aggregate amount paid to Mr. Regan was $4,138.

Upon his resignation, Mr. Regan was no longer eligible to receive future payments with respect to the equity-based award. For so long as Mr. Terino remains employed with the company on each dividend payment date and based on our current estimates of dividends that we may pay with respect to our earnings for our 2008 fiscal year, we estimate that the aggregate compensation to Mr. Terino with respect to this equity-based award will be $7,746 for 2008. The actual amount of this compensation may be higher or lower than our estimate, depending on the actual amounts of dividends that we declare. Furthermore, assuming that Mr. Terino remains employed with the company on the date that we first declare a dividend in 2009 and based on the average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to December 31, 2007, we estimate that this payment in 2009 will be approximately $76,682. The actual amount of this payment may be higher or lower than our estimate, depending on the actual average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to the date that we first declare a dividend in 2009.

2007 Bonus Plan

In April 2007, the Committee approved our 2007 Bonus Plan, which provided for cash incentive bonuses for our executive officers if specified performance objectives were achieved. The performance objectives and corresponding bonus payments under the 2007 Bonus Plan were originally as follows:

•	If we completed at least one transaction during 2007 that satisfied the following criteria:

•	transaction consideration with an aggregate value equal to or greater than $50 million; and

•	at the time of the closing of the transaction, the projected cash available for dividends was greater than or equal to our blended cost of capital of 8.3%, which we refer to as the “Investment Criteria,” for a minimum of five years, an executive officer would have been eligible to receive one lump sum cash payment of $200,000.

•	If, with respect to any transaction that was completed in 2007 that met the criteria set forth above, the Committee reconfirmed that, as of the first anniversary of the closing of such transaction, such transaction satisfied the initial Investment Criteria, then, for each transaction that satisfied this reconfirmation objective, an executive officer would have been eligible to receive four annual lump sum cash payments in an amount equal to such transaction’s projected amount of cash available for dividends during the five years following closing, multiplied by 1.5%, and divided by four.

•	If we completed one or more transactions during 2007 that did not meet the criteria set forth above, but which had been approved by our Board, an executive officer would have been eligible to receive a lump sum cash payment in an amount up to $150,000.

•	If the total amount of our general and administrative expenses during 2007, excluding our executive officers’ payments under the 2007 Bonus Plan, did not exceed the 2007 budget for those expenses, an executive officer would be eligible to receive a maximum lump sum cash payment of up to $50,000.

The 2007 Bonus Plan provided for acceleration of the payments described in the second bullet paragraph above if, prior to the time that all such payments shall have been made, an executive officer’s employment is terminated in circumstances that would entitle such executive officer to compensation under our change in control agreements.

Upon his resignation, Mr. Regan was no longer eligible to receive any awards under the 2007 Bonus Plan. Following Mr. Regan’s resignation, on August 17, 2007, the Committee amended the 2007 Bonus Plan to increase from $50,000 to $75,000 the maximum lump sum cash payment that Mr. Terino would be eligible to receive under the fourth bullet paragraph above.

In 2007, we did not achieve the transaction-related performance objectives, but we did meet the performance objective relating to general and administrative expenses. Accordingly, in January 2008, the Committee awarded to Mr. Terino a cash bonus of $65,800 under the 2007 Bonus Plan. The Committee determined that $37,500 of the maximum potential payment of $75,000 would be paid to Mr. Terino because total general and administrative expenses were less than the 2007 budget for those expenses. The Committee determined that an additional $28,300 would be paid to Mr. Terino based on the amount of the favorable variance of total general and administrative expenses to the budgeted amount.

2008 Bonus Plan

On April 18, 2008, the Committee approved our 2008 Bonus Plan, under which our executive officer is eligible to be awarded cash incentive bonuses if specified performance objectives are achieved. The performance objectives and corresponding bonus payments under the 2008 Bonus Plan are as follows:

•	If we complete at least one transaction during 2008 that satisfies the following criteria:

•	transaction consideration with an aggregate value equal to or greater than $100 million; and

•	at the time of the closing of the transaction, the projected five-year free cash flow (as defined in the 2008 Bonus Plan) from such transaction must generate a return on the transaction consideration of at least 10%, which we refer to as the “Return Criterion,” our executive officer is eligible to receive one lump sum cash payment of $200,000. Such payment would be made within two business days following the date on which we hold our first regularly scheduled Board meeting in 2009, so long as our executive officer is employed by us as of December 31, 2008.

•	If, with respect to any transaction completed in 2008 that meets the criteria set forth above, the Committee reconfirms that, as of the first anniversary of the closing of such transaction, such transaction satisfies the initial Return Criterion, then, for each transaction that satisfies this reconfirmation objective, our executive officer is eligible to receive four annual lump sum cash payments in an amount equal to such transaction’s projected free cash flow, less such transaction’s estimated cash interest and other financing costs for the five years following closing, multiplied by 1.75%, and divided by four. Each such payment would be made within two business days following our first regularly scheduled Board meeting in the payment year (beginning with our first 2010 Board meeting) so long as our executive officer is employed by us on the December 31 prior to such payment date.

•	If we complete one or more transactions during 2008 that do not meet the criteria set forth above, but which are approved by our Board, our executive officer is eligible to receive a lump sum cash payment in an amount up to $200,000. Such payment would be made within two business days following the date on which we hold our first regularly scheduled Board meeting in 2009, so long as our executive officer is employed by us as of December 31, 2008.

•	If the total amount of our general and administrative expenses during 2008, excluding our executive officer’s payments under the 2008 Bonus Plan, does not exceed the 2008 budget for those expenses, our executive officer is eligible to receive a maximum lump sum cash payment of up to $75,000. Such payment would be made within two business days following the date on which we hold our first regularly scheduled Board meeting in 2009, so long as our executive officer is employed by us as of December 31, 2008.

In addition to the foregoing bonus payments, the Committee may award bonuses, including discretionary bonuses, under the 2008 Bonus Plan at such times and based upon such terms and conditions as the Committee may in its discretion determine. The 2008 Bonus Plan provides for acceleration of the payments described in the second bullet paragraph above if, prior to the time that all such payments shall have been made, our executive officer’s employment is terminated in circumstances that would entitle such executive officer to compensation under our change in control agreements.

Equity Compensation

We do not have any equity ownership guidelines for our executive officers and we do not maintain any stock incentive plans. However, our 2006 Bonus Plan contained provisions under which Mr. Terino earned a 3,537 reference, equity-based award that links payments to dividends paid on, and the market performance of, our common shares.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the 401(k) contributions of our employees each year.

Severance and Change-of-Control Benefits

We have entered into a change in control agreement with Mr. Terino. Pursuant to this agreement, Mr. Terino is entitled to specified benefits in the event of the termination of his employment under specified circumstances, including termination following a change of control of the company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.

We believe providing these benefits helps us compete for executive talent and we believe that Mr. Terino’s severance and change of control benefits are consistent with our compensation philosophy and objectives.

We had entered into a similar change of control agreement with Mr. Regan. Mr. Regan was not entitled to any payments under such agreement upon his resignation.

Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits, which means that the change of control does not itself trigger benefits; instead, benefits are paid only if the employment of the executive officer is terminated during a specified period after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The compensation committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Stephen O. Jaeger, Chairman
Michael K. Drayton
E. Grant Gibbons

Summary Compensation

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2007 and 2006. We have not entered into employment agreements with any of our named executive officers. We have entered into change in control agreements with each of our named executive officers that are described below.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal years ended December 31, 2007 and 2006. The named executive officers were not entitled to receive option awards during the fiscal years ended December 31, 2007 and 2006. The named executive officers were not entitled to any pension benefits or deferred compensation during the fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)	($)(2)	($)

Edward Terino	2007	$239,904	—	$46,506 (3)	$65,800 (4)	$22,500	$374,710
President, Chief Executive Officer and Chief Financial Officer	2006	220,000	—	—	120,000 (5)	22,170	362,170
Arthur L. Regan(6)	2007	$164,500	—	$4,138 (7)	—	$14,305	$182,943
Former President and Co-Chief Executive Officer	2006	235,000	—	—	120,000 (8)	15,000	370,000

(1)	Reflects compensation earned in the fiscal year presented. There were no benefits or perquisites that were not available to all employees.

(2)	Reflects the 100% matching contribution to the employees’ 401(k) paid under the Company’s 401(k) Plan and $2,500 paid to Messrs. Terino and Regan to fund their health savings accounts. In 2006 we paid $2,170 for airfare for Mr. Terino’s spouse to travel with him on Company business.

(3)	In connection with our 2006 Bonus Plan, Mr. Terino earned the equity-based award of $80,000, or 3,537 reference shares. We did not record any compensation expense in 2006 in connection with this award. In 2007, we recorded compensation expense for Mr. Terino of $8,206, reflecting the payments made to Mr. Terino in the amount equal to our dividends based on our 2007 earnings of $2.32 per share, multiplied by the 3,537 reference shares. We also recorded non-cash compensation expense in 2007 of $38,300 to accrue for one-half of the cash payment amount that we estimate we would be required to pay to Mr. Terino on the date that we first declare a dividend in 2009. This amount was calculated based on the average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to December 31, 2007. The actual amount of this payment may be higher or lower than our estimate, depending on the actual average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to the date that we first declare a dividend in 2009. We expect to record additional compensation expense in 2008 to reflect the unaccrued amount of the cash payment that is actually made.

(4)	This amount reflects payments that Mr. Terino earned for our 2007 fiscal year pursuant to the terms of the 2007 Bonus Plan. This amount was paid in January 2008.

(5)	This amount reflects certain payments that Mr. Terino earned for our 2006 fiscal year pursuant to the terms of the 2006 Bonus Plan. These amounts consisted of (1) the $40,000 payment relating to the achievement of the general and administrative expense performance metric and (2) the $80,000 payment relating to the addition of $0.25 per share to the dividends declared with respect to our 2006 earnings that was directly allocable to the purchase of the two Product tankers in January 2006. These amounts were paid in January 2007.

(6)	Mr. Regan served as our President and Co-Chief Executive Officer until August 2007.

(7)	In connection with our 2006 Bonus Plan, Mr. Regan earned the equity-based award of $80,000, or 3,537 reference shares. We did not record any compensation expense in 2006 in connection with this award. In 2007, we recorded compensation expense for Mr. Regan of $4,138, reflecting the payments made to Mr. Regan in the amount equal to our dividends of $1.17 per share paid prior to Mr. Regan’s resignation, multiplied by the 3,537 reference shares. Upon his resignation, Mr. Regan was no longer eligible to receive future payments with respect to this equity-based award.

(8)	This amount reflects certain payments that Mr. Regan earned for our 2006 fiscal year pursuant to the terms of the 2006 Bonus Plan. These amounts consisted of (1) the $40,000 payment relating to the achievement of the general and administrative expense performance metric and (2) the $80,000 payment relating to the addition of $0.25 per share to the dividends declared with respect to our 2006 earnings that was directly allocable to the purchase of the two Product tankers in January 2006. These amounts were paid in January 2007.

Grants of Plan Based Awards

			Estimated Future
			Payouts Under Non-Equity
			Incentive Plan Awards(2)
			Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)

Edward Terino	April 20, 2007	(1)	—	200,000	—
President, Chief Executive	April 20, 2007	(2)	—	150,000	150,000
Officer and Chief Financial Officer	April 20, 2007	(3)(4)	—	75,000	75,000
Arthur L. Regan(5)	April 20, 2007	(1)	—	200,000	—
Former President and	April 20, 2007	(2)	—	150,000	150,000
Co-Chief Executive Officer	April 20, 2007	(3)	—	50,000	50,000

(1)	Represents our estimate of payments possible under our 2007 Bonus Plan for completing (1) a transaction with an aggregate value equal to or greater than $50 million; and (2) at the time of the closing of the transaction, the projected cash available for dividends is greater than or equal to the Company’s blended cost of capital of 8.3%, for a minimum of five years. The maximum estimated payment is not calculable because, as discussed above under the heading “2007 Bonus Plan,” amounts payable upon the reconfirmation by the Board on the first anniversary of a transaction that such transaction satisfied the Investment Criteria, would depend on the size of such transaction.

(2)	Represents the payments possible under our 2007 Bonus Plan for completing a transaction that does not meet the criteria set forth in footnote 1 above, but which is approved by our board.

(3)	Represents the payments possible under our 2007 Bonus Plan for achieving performance objective such that the total amount of our general and administrative expenses during 2007, excluding our executive officers’ payments under the 2007 Bonus Plan, did not exceed the 2007 budget for those expenses.

(4)	Following Mr. Regan’s resignation, on August 17, 2007, the Committee amended the 2007 Bonus Plan to increase from $50,000 to $75,000 the maximum lump sum cash payment that Mr. Terino would be eligible to receive under the fourth bullet paragraph above.

(5)	Upon his resignation, Mr. Regan was no longer eligible to receive any awards under the 2007 Bonus Plan.

Outstanding Equity Awards at Fiscal Year End

Stock Awards
Equity Incentive Plan
	Equity Incentive Plan	Awards: Market or
	Awards: Number of	Payout Value of
	Unearned Shares,	Unearned Shares,
	Units or Other Rights	Units or Other Rights
	that Have Not Vested	that Have Not Vested
Name	(#)	($)

Edward Terino	3,537	7,746(1)
President, Chief Executive Officer and Chief Financial Officer
Edward Terino	3,537	76,682(2)
President, Chief Executive Officer and Chief Financial Officer

(1)	This amount is based on earnings under our 2006 Bonus Plan, described above under the heading “2006 Bonus Plan,” that will be dependent on future dividend amounts multiplied by a reference number of shares that is equal to 3,537. Current estimates total approximately $7,746 for 2008. The actual amount of these payments may be higher or lower than our estimate, depending on the actual amounts of dividends that we declare.

(2)	This amount is based on earnings under our 2006 Bonus Plan described above under the heading “2006 Bonus Plan,” that will be dependent on our future share price on the New York Stock Exchange multiplied by a reference number of shares that is equal to 3,537. This amount was calculated based on the average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to December 31, 2007. The actual amount of this payment may be higher or lower than our estimate, depending on the actual average daily closing price per common share on the New York Stock Exchange during the 30 trading days prior to the date that we first declare a dividend in 2009.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation payable to our named executive officer in the event of termination of such executive officer’s employment related to a change of control. There are no payment obligations to our named executive officer upon a voluntary termination, early retirement, and for-cause termination. The amount of compensation payable to our named executive officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of the executive officer’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts could include non-equity incentive compensation earned during the fiscal year and unused vacation pay.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he may be entitled to receive amounts earned during his term of employment. Such amounts could include non-equity incentive compensation earned during the fiscal year and unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive any earned but unpaid non-equity incentive compensation.

Payments Made Upon a Change of Control

We have entered into change in control agreements with our named executive officer. Pursuant to these agreements, if we terminate the named executive officer without cause or the named executive officer chooses to terminate his employment for good reason (as defined in the change in control agreement) within twelve months of a change in control event, as defined in the change in control agreements, he is entitled to:

•	a lump sum severance payment equal to 12 months base salary at the base salary he received as of the date of the change of control, or termination of employment, whichever is greater;

•	a lump sum payment equal to the highest bonus he received in any of the three years prior to the year in which the change of control occurred; and

•	benefits to him and his family for 12 months (or as provided in the applicable benefit plan) after the date of his termination (as defined in the change in control agreement).

If we terminate the employment of the named executive officer other than for cause, disability or death, or the named executive officer terminates his employment for good reason (as defined in the change in control agreements), we will provide outplacement services up to an aggregate value of $20,000. In addition, upon a change in control, all options and restricted shares held by the named executive officer, if any, will become immediately exercisable or fully vested, respectively, and will no longer be subject to any right of repurchase by us.

If we undergo a change in the ownership or effective control or in the ownership of a substantial portion of our assets (determined in accordance with Section 280G of the Internal Revenue Code of 1986, as amended, or the Code), we are not obligated to make payments that are determined by us to be in the nature of compensation made available to a “disqualified person” under Section 280G of the Code that is contingent on a change of ownership or control.

Under the terms of the change in control agreement between Mr. Terino and us, as described above, if Mr. Terino’s employment with us was terminated without “cause” or if Mr. Terino resigned for “good reason” within 12 months following a change in control, he would receive, as of December 31, 2007, the following estimated benefits:

Severance amount(1)	$246,750
Value of the highest bonus received over the last three years(2)	200,000
Continuation of benefits	65,775
Outplacement assistance	20,000

Total:	$532,525

(1)	Represents Mr. Terino’s base salary as of December 31, 2007.

(2)	This amount represents the base amount of Mr. Terino’s target bonus under the 2006 Bonus Plan as of December 31, 2006, consisting of the cash amounts of $40,000 and $80,000 and the equity-based award of $80,000. See the discussion under “2006 Bonus Plan” for a discussion of our estimates of the amounts that may be paid in the future with respect to the equity-based award. In addition to the total amount included in this table, Mr. Terino will also be paid any deferred compensation earned in prior years.

Director Compensation

We use cash-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties to the Company as well as the skill-level that we require of members of the Board.

For the fiscal year ended December 31, 2007, members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $30,000 and an attendance fee of $1,250 per meeting for each Board and Committee meeting in excess of five meetings per year. The non-executive Chairman of the Board, the chair of the audit committee and the chair of the compensation committee, receive $10,000 annually in addition to the annual cash retainer. In 2008, the annual cash retainer was increased to $40,000 and an attendance fee of $1,250 will be paid for each Board and Committee meeting.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All Other
	or Paid	Stock	Option	Incentive Plan	Compensation	Compensation	Total
Name	in Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	($)	($)

Michael K. Drayton	$50,000	—	—	—	—	—	$50,000
Stephen O. Jaeger	$65,000	—	—	—	—	—	$65,000
E. Grant Gibbons	$45,000	—	—	—	—	—	$45,000

PROPOSAL 1 — ELECTION OF DIRECTOR

General

Our Board consists of three directors and is divided into three classes that are of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Stephen O. Jaeger is our Class III director, and his term expires in 2008. Dr. E. Grant Gibbons is our Class II director, and his term expires in 2009. Michael K. Drayton is our non-executive Chairman and our Class I director, and his term expires in 2010.

Election of Class III Director

Our Class III director will be elected at this Annual General Meeting and will serve a term that expires at our 2011 annual general meeting. Stephen O. Jaeger has been nominated to continue to serve as our Class III director.

The following paragraphs set forth information about the business experience and education of the nominee and our directors. The nominee for election at the Annual General Meeting is listed first. Information about the number of shares of common stock beneficially owned by each director appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Arlington Tankers.

Class III Nominee

Stephen O. Jaeger, 63

Mr. Jaeger serves as the non-executive chairman of the board of Savient Pharmaceuticals, Inc. He is also the chairperson of Savient’s Compensation and Human Resources Committee, a member of Savient’s Audit and Finance Committee and one of Savient’s “audit committee financial experts.” Mr. Jaeger is the former Chairman and Chief Executive Officer of eBT International, Inc., a former software products and services company. From June 2001 until December 2005, Mr. Jaeger served as eBT’s President and CEO, and he continued to serve as Chairman until December 2005. Prior to joining eBT, Mr. Jaeger was the Executive Vice President and Chief Financial Officer of Clinical Communications Group, Inc., a privately held provider of educational marketing services to the pharmaceutical and biotech industry, from 1997 to 1998. From 1995 to 1997, Mr. Jaeger served as Vice President, Chief Financial Officer and Treasurer of Applera Corporation, formerly known as Perkin-Elmer Corporation, an analytical instruments and systems company with a focus on life sciences and genetic discovery. Prior to 1995, Mr. Jaeger was Chief Financial Officer and a director of Houghton Mifflin Company and held various financial positions with the British Petroleum Company, Weeks Petroleum Limited and Ernst & Young LLP. Mr. Jaeger is a Certified Public Accountant. Mr. Jaeger is also on the board of Aradigm Corporation, a developer of drug delivery technologies. Mr. Jaeger is chairman of Aradigm’s Audit Committee and is one of Aradigm’s “audit committee financial experts.” Mr. Jaeger has informed us that he is not standing for reelection to the board of Aradigm at the end of his current term, which expires in May 2008. Mr. Jaeger is a citizen and resident of the United States.

Class II Director with Term Expiring in 2009

E. Grant Gibbons, 55

Dr. Gibbons has been a member of the Bermuda Parliament since 1994. From 1995 to 1998, Dr. Gibbons served as the Bermuda Minister of Finance and served as the opposition shadow Minister of Finance from 1999 to 2006. Dr. Gibbons was the Parliamentary Leader of the opposition United Bermuda Party from 2001 to 2006. Dr. Gibbons currently serves as a director of Edmund Gibbons Limited, a Bermuda-domiciled, diversified, privately-held business, and as Deputy Chairman, Colonial Group International, Ltd., a privately-held insurance company operating in Bermuda and throughout the Caribbean. Dr. Gibbons also currently serves as a director of Security Capital Assurance Limited, a NYSE-listed holding company, whose operating subsidiaries provide financial guaranty insurance, reinsurance and other credit enhancement products internationally. Dr. Gibbons is a citizen and resident of Bermuda.

Class I Director with Term Expiring in 2010

Michael K. Drayton, 57

Mr. Drayton has been Chairman of the Baltic Exchange, one of the world’s leading shipping exchanges, since July 2007. He has been a director of the Baltic Exchange since 2000 and was vice-Chairman from 2005 until July 2007. Mr. Drayton is a former director of Galbraith’s Ltd. and its parent company, Galbraith Holdings Ltd. He was responsible for the strategic direction of the Galbraith’s group of companies. He assumed that position in 2003 having previously been head of the Sale & Purchase Division. Mr. Drayton is a citizen and resident of the United Kingdom.

RECOMMENDATION OF THE BOARD

Our Board recommends that you vote FOR the election of Mr. Jaeger to our Board as a Class III Director for a term ending at our 2011 annual general meeting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Messrs. Drayton and Jaeger and Dr. Gibbons, who have served on our Compensation Committee since November 2005. During 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information concerning the beneficial ownership of our common stock as of March 31, 2008 by the shareholders we know to beneficially own more than 5% of our outstanding common shares; each director; each executive officer named in the Summary Compensation Table included in this proxy statement; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our shares.

Percentage of beneficial ownership is based on 15,500,000 common shares issued and outstanding as of March 31, 2008. All holders of our common shares, including those shareholders listed below, have the same voting rights with respect to such shares.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percentage

Stena and Concordia entities and related persons(3)	2,787,772	18.0
Wellington Management Company, LLP(4)	1,688,285	10.89
Bank of America Corporation(5)	1,608,708	10.38
U.S. Trust Corporation(6)	1,135,732	7.3
NB Holdings Corporation(7)	1,608,708	10.38
Arthur L. Regan	3,000	*
Michael K. Drayton	1,985	*
E. Grant Gibbons	0	*
Stephen O. Jaeger	3,000	*
Edward Terino	3,000	*
All directors and current executive officers as a group (4 persons)	7,985	*

*	Less than 1% of our outstanding common shares.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

(2)	The number of common shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. For each person, the “Number of Shares Beneficially Owned” column may include common shares attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The shares listed were initially purchased by Stena Finance AB, an wholly-owned subsidiary of Stena AB, a Swedish company, and subsequently transferred to Stena (Switzerland) AG, a Swiss company, which is also an wholly-owned subsidiary of Stena AB. The total amount of securities owned following the transactions reported includes 1,252,988 shares held by Stena (Switzerland) AG. Approximately 51% of the outstanding capital stock of Stena AB is beneficially owned by Dan Sten Olsson, approximately 24.5% is beneficially owned by Mr. Olsson’s sister, Madeleine Olsson Eriksson, and approximately 24.5% is beneficially owned by Mr. Olsson’s brother, Stefan Sten Olsson. Each reporting person disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein as defined in Rule 16a-1(a)(2)(i) under the Securities and Exchange Act of 1934, as amended. The total amount of securities owned following the transactions reported includes 767,392 shares held by each of CM V-Max I Ltd and CM V-Max II Ltd. CM V-Max I Ltd and CM V-Max II Ltd are Bermuda companies and indirect wholly-owned subsidiaries of Concordia Maritime AB. Approximately 52% of the outstanding capital stock of Concordia Maritime AB (representing approximately 73% of the voting rights) is indirectly beneficially owned by Stena Sessan AB, a Swedish company, and the remaining 48% is publicly traded on the Stockholm Stock Exchange. Approximately 33.33% of the outstanding capital stock of Stena Sessan AB is beneficially owned by Stefan Sten Olsson, approximately 16.66% is beneficially owned by Dan Sten Olsson, approximately 16.66% is beneficially owned by Madeleine Olsson Eriksson, and the remaining 33.33% is beneficially owned equally by children of Dan Sten Olsson and Madeleine Olsson Eriksson. All of the information in this footnote is based on the Form 4 filed by Stena (Switzerland) AG (on behalf of each of the holders referenced by this footnote) on November 19, 2007. The address of the business office of each of Dan Sten Olsson, Madeleine Olsson Eriksson, Stefan Sten Olsson, Stena, Stena Sessan and Concordia is Masthuggskajen, SE-405 19 Gothenburg, Sweden. The address of the business office of each of Stena Switzerland is Bahnhofplatz, CH-6300 Zug, Switzerland. The address of the business office of each of V-Max I and V-Max II is c/o Codan Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

(4)	Based on the Schedule 13G filed by Wellington Management Company, LLP on February 14, 2008. The Schedule 13G states that Wellington has shared voting power over 908,185 of our common shares and shared dispositive power over 1,688,285 of our common shares. The address for Wellington Management Company LLP is 75 State Street Boston, MA 02109.

(5)	Based on the Schedule 13G filed by Bank of America Corporation, NB Holdings Corporation, Bank of America N.A., United States Trust Company, N.A., Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC and Columbia Management Advisors, LLC on February 11, 2008. The Schedule 13G states that Bank of America has shared voting power over 1,536,208 of our common shares and shared dispositive power over 1,608,708 of our common shares. The address for Bank of America is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(6)	Based on the Schedule 13G filed by Bank of America Corporation, NB Holdings Corporation, Bank of America N.A., United States Trust Company, N.A., Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC and Columbia Management Advisors, LLC on February 11, 2008. The Schedule 13G states that U.S. Trust has sole voting power over 1,135,712 of our common shares, and sole dispositive power over 1,135,712 of our common shares. The address of US Trust is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(7)	Based on the Schedule 13G filed by Bank of America Corporation, NB Holdings Corporation, Bank of America N.A., United States Trust Company, N.A., Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC and Columbia Management Advisors, LLC on February 11, 2008. The Schedule 13G states that Bank of America has shared voting power over 1,536,208 of our common shares and shared dispositive power over 1,608,708 of our common shares. The address for Bank of America is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common shares to file with the SEC initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year except that Michael K. Drayton and the Stena and Concordia entities and related persons failed to timely file Forms 4 relating to their acquisitions of additional shares of Arlington in 2007.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of three independent directors, each of whom is financially literate. In addition, our Board has determined that Mr. Jaeger qualifies as an audit committee financial expert within the meaning of the SEC regulations and the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. Our Audit Committee charter is available on our website www.arlingtontankers.com. You may also obtain a printed copy of our Audit Committee charter from us free of charge by sending a written request to: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

The Audit Committee’s primary role is to assist the Board in fulfilling its responsibility for oversight of (i) the quality and integrity of our financial statements and reports, (ii) our compliance with legal and regulatory requirements, including our system of internal controls (iii) our independent registered public accounting firm’s qualifications and independence and (iv) the performance of our independent registered public accounting firm and our corporate accounting and financial reporting.

Our management is responsible for the preparation of the consolidated financial statements, the financial reporting process and its system of internal controls. Our independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing an opinion as to the conformity of those audited consolidated financial statements to U.S. generally accepted accounting principles. The Audit Committee monitors and oversees these processes.

The Audit Committee has a policy designed to increase its oversight of our independent registered public accounting firm. Under the policy, the Audit Committee approves all audit, and audit-related services, tax services and other services provided by the independent registered public accounting firm. In addition, any services provided by the independent registered public accounting firm that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. The Audit Committee’s charter also ensures that the independent registered public accounting firm discusses with the Audit Committee important issues such as internal controls, critical accounting policies, instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The Audit Committee has reviewed and discussed with management and Moore Stephens P.C., our independent registered public accounting firm in 2007, the audited consolidated financial statements as of and for the year ended December 31, 2007 and the unaudited consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2007. In addition, the Audit Committee met regularly with management and Moore Stephens P.C. to discuss the results of their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has also discussed with Moore Stephens P.C. the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Moore Stephens P.C., the independent registered public accounting firm, their written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

MEMBERS OF THE AUDIT COMMITTEE

Stephen O. Jaeger, Chairman
E. Grant Gibbons
Michael K. Drayton

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

General

Our Board has recommended and asks that you appoint Moore Stephens P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and authorize our Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees. According to Bermuda law, an independent registered public accounting firm is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Moore Stephens P.C., our Board will reconsider its selection of Moore Stephens P.C. and make a new proposal for an independent registered public accounting firm.

After a thorough evaluation and analysis of our audit fees for 2007 and proposed audit fees for 2008, the Board has decided to recommend that Moore Stephens P.C. be engaged to complete the Company audit for the fiscal year ending December 31, 2008.

Representatives of Moore Stephens P.C. are expected to be present at the Annual General Meeting to discuss the Company’s annual consolidated financial statements for our 2007 fiscal year. We expect that these representatives will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. We have been informed by Moore Stephens P.C. that by the time of the Annual General Meeting, their name may be changed to MS P.C.

Independent Registered Public Accounting Firm’s Fees and Other Matters

The chart below sets forth the aggregate fees for professional services rendered by our auditors for services performed in 2007 and breaks down these amounts by the category of service.

2007

Audit Fees	$225,000
Audit-Related Fees	—
Tax Fees	2,100
All Other Fees	65,000

Total	$292,100

Audit Fees:  Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements

Audit-Related Fees:  Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.

Tax Fees:  Tax fees consist of fees for tax compliance, and tax advice services from Moore Stephens P.C. during the fiscal year ended December 31, 2007.

All Other Fees:  During the fiscal year ended December 31, 2007, Moore Stephens P.C. billed us for due diligence services in connection with our evaluation of various strategic transaction opportunities. In addition, during the fiscal year ended December 31, 2007, KPMG U.S., billed us for other services rendered to us for consents related to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Pre-Approval Policies and Procedures

Any services provided by Moore Stephens P.C. that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes-Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm.

The Audit Committee approves all audit services, audit-related services, tax services and other services provided by Moore Stephens P.C. The Audit Committee may form and delegate authority to one or more subcommittees as it deems appropriate. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

RECOMMENDATION OF THE BOARD

Our Board recommends that, based on the recommendation of the Audit Committee, you vote FOR the appointment of Moore Stephens P.C. to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Loans to Directors and Executive Officers

Under Bermuda law, we cannot lend money to our directors without the approval of shareholders representing 90% of our common shares. We have no outstanding loans to any director. In addition, we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 prohibiting certain loans to directors and executive officers.

Financing Transactions and Capital Contributions

We were incorporated in September 2004 as a jointly-owned subsidiary of Stena AB (publ), or Stena, and Concordia Maritime AB (publ), or Concordia. Stena and Concordia each owned 50% of our founder shares. We repurchased all outstanding founder shares in 2004. We have acquired our fleet of eight vessels from subsidiaries of Concordia and Stena and two companies owned by Stena and Fram Shipping Ltd., which we refer to as Fram. We have also entered into ship management agreements with Northern Marine Management Ltd., a wholly-owned subsidiary of Stena. Our bye-laws provide, as permitted by the Companies Act 1981 of Bermuda, that we, or any of our subsidiaries, may enter into a contract in which a director is directly or indirectly interested, but the director must disclose his or her interest to our Board at the first opportunity at a meeting of directors or by writing to the directors.

As a result of Stena’s purchase of additional common shares in 2007, Stena and Concordia may be considered “interested shareholders” for purposes of our bye-laws. Under our “interested shareholder” bye-law, in addition to any other approval that may be required by applicable law and subject to certain exceptions, any “business combination” with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder. For purposes of these provisions, “business combinations” include specified mergers, amalgamations, consolidations and specified sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all of our issued and outstanding shares. Accordingly, our interested shareholder bye-law may make it more difficult for us to conduct future business or modify existing agreements with Stena or Concordia.

Memoranda of Agreement.  Pursuant to memoranda of agreement entered into in October 2004, we acquired our first six tankers from subsidiaries of Concordia and Stena and two companies owned by Stena and Fram. The total purchase price for these vessels equaled approximately $426.5 million, consisting of $345.5 million in cash that we financed through our initial public offering and borrowings under our secured credit facility, and the issuance of 4,050,000 common shares to subsidiaries of Concordia and Stena and two companies owned by Stena and Fram, valued at an aggregate of $81 million, based on the initial public offering price of $20.00 per share.

On January 5, 2006, we entered into a series of agreements with Stena Bulk, Northern Marine and Stena Maritime, pursuant to which we, through wholly-owned subsidiaries, completed the purchase from subsidiaries of Stena Maritime two additional Product tankers known as Stena Concept and Stena Contest for a purchase price per vessel of $46,000,000.

The Charters.  We have chartered our two V-MAX tankers to two wholly owned subsidiaries of Concordia. We have chartered our two Panamax tankers and four Product tankers to Stena Bulk AB, a wholly owned subsidiary of Stena. We refer to our charters for our Vessels as the Charters. We refer to these two Concordia subsidiaries and Stena Bulk AB collectively as the Charterers. The daily base time charter rate, which we call the Basic Hire, payable to us under the charters has been fixed in advance. In addition to the Basic Hire, the Charterers may pay us additional payments quarterly in arrears, which we refer to as the

Additional Hire. The Additional Hire, if any, payable in respect of a vessel, other than the V-MAX tankers as described below, will be equal to 50% of a weighted average hire after deduction of the Basic Hire in effect for that quarter. This weighted average hire will generally be calculated using:

•	for periods that the vessel is subchartered by the Charterer under a time charter, the daily hire received by the Charterer on the vessel, net of specified fees incurred by the Charterer; and

•	for periods that the vessel is not subchartered by the Charterer under a time charter, average spot rates, which are rates for the immediate chartering of a vessel usually for a single voyage, determined by a shipbrokers’ panel for the routes traditionally served by each of our vessel types and other parameters set forth in the Charters.

Stena and Concordia have each agreed to guarantee the performance of their respective subsidiaries under each of the Charters, including the payment of Basic Hire and Additional Hire. We have agreed to guarantee the obligations of each of our subsidiaries under the Charters.

At the time we acquired our two V-MAX Vessels, these Vessels were sub-chartered by Concordia to Sun International. The sub-charter with Sun International relating to the Stena Victory expired on October 20, 2007. The sub-charter with Sun International relating to the Stena Vision was originally due to expire within 30 days of June 30, 2007. However, because that vessel was off-hire for repairs, Sun International has exercised its right to extend the term of the sub-charter relating to the Stena Vision so that it is now due to expire within 30 days of July 31, 2008. Immediately following the expiration of the sub-charter of the Stena Victory with Sun International, on October 20, 2007, the Vessel commenced operating under a new two-year sub-charter agreement between Concordia and Eiger Shipping, SA, an affiliate of the shipping branch of LukOil commonly known as Litasco. In addition, immediately following the expiration of the sub-charter of the Stena Vision with Sun International, we expect the Vessel to commence operating under a new two-year sub-charter agreement between Concordia and Eiger Shipping.

Ship Management Agreements.  Our vessel-owning subsidiaries have entered into fixed rate ship management agreements with Northern Marine, a wholly-owned subsidiary of Stena, pursuant to which Northern Marine is responsible for the technical management of our vessels. Northern Marine has outsourced some of these services to third-party providers. Northern Marine has agreed to indemnify us for the loss of Basic Hire for each of our vessels in the event, for circumstances specified under the relevant Charter, the vessel is off hire or receiving reduced hire for more than five days during any twelve-month period, net of amounts received by us from off-hire insurance. Both we and Northern Marine have the right to terminate any of the ship management agreements if the relevant Charter has been terminated. The ship management agreements also require Northern Marine to maintain insurance for each of the vessels. Under the ship management agreements, each of our vessel owning subsidiaries pays Northern Marine a fixed fee per day per vessel, which increases 5% per year for as long as the relevant Charter is in place. In addition, for each day a vessel is on hire for over 360 days during any twelve-month period following the date the applicable vessel is delivered to us, we pay Northern Marine an incentive payment in an amount equal to the Basic Hire for such vessel. Under the ship management agreements, Northern Marine has agreed to return our vessels in-class and in the same good order and condition as when delivered, except for ordinary wear and tear. We have agreed to guarantee the obligations of each of our subsidiaries under the ship management agreements.

Stena has agreed to guarantee the payment of amounts due to us by Northern Marine under the ship management agreements as a result of off hire or reduced hire of the vessels. In addition, if we terminate our ship management agreements with Northern Marine because Northern Marine has failed to perform its obligations under such agreements, Stena has agreed to provide a replacement ship manager to perform the obligations set forth in our ship management agreements on the same terms and for the same fixed amount payable to Northern Marine.

Registration Rights.  We have entered into a registration rights agreement with the subsidiaries of Concordia and Stena and the companies owned by Stena and Fram pursuant to which we have agreed to register the shares owned by such companies for sale to the public.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, are available to shareholders free of charge via our website at www.arlingtontankers.com in the sections entitled “Investor Relations — SEC Filings.” You may also obtain a printed copy of our Form 10-K from us free of charge by sending a written request to: Investor Relations, Arlington Tankers Ltd., First Floor, The Hayward Building, 22 Bermudiana Road, Hamilton HM 11, Bermuda.

OTHER MATTERS

We know of no other business that will be brought before the Annual General Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

By order of the Board of Directors,

Dawna Ferguson
Secretary

Hamilton, Bermuda
April 23, 2008

1 ARLINGTON TANKERS LTD. PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS THURSDAY, JULY 17, 2008 The undersigned shareholder of Arlington Tankers Ltd. hereby appoints Dr. E. Grant Gibbons and Edward Terino, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned could vote if personally present at the 2008 Annual General Meeting of Shareholders of Arlington Tankers Ltd. to be held on July 17, 2008 at 10:00 a.m., Atlantic time, at the offices of Conyers Dill and Pearman, Clarendon House, 2 Church Street, Room 4B, Hamilton HM 11, Bermuda and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Annual General Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Arlington Tankers Ltd.; or (iii) voting in person at the Annual General Meeting. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. The undersigned acknowledges receipt from Arlington Tankers Ltd. prior to the execution of this proxy of a Notice of Annual General Meeting and a proxy statement dated April 23, 2008. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. (Continued and to be signed on the reverse side) COMMENTS: 14475

ANNUAL MEETING OF STOCKHOLDERS OF ARLINGTON TANKERS LTD. July 17, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030300000000001000 7 071708 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Stephen O. Jaeger as Class III Director for term described 1. Election of Stephen O. Jaeger as Class III Director for term in the proxy statement described in the proxy statement NOMINEES: FOR ALL NOMINEES Nominee #1 Nominee #2 2. Appointment of Moore Stephens P.C. as independent registered WITHHOLD AUTHORITY Nominee #3 FOR ALL NOMINEES public accounting firm for fiscal year ending December 31, 2008 Nominee #4 and the authorization of the Board of Directors, acting through Nominee #5 FOR ALL EXCEPT the audit committee, to determine the independent registered Nominee #6 (See instructions below) public accounting firm’s fees. Nominee #7 Nominee #8 Nominee #9 Nominee #10 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE Nominee #11 SIDE OF THIS CARD. Nominee #12 Nominee #13 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Please indicate if you plan to attend this meeting To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.